Exhibit 10.9

EXCERPT FROM THE

MINUTES OF A REGULAR MEETING OF THE

BOARD OF DIRECTORS OF DUKE ENERGY CORPORATION

HELD ON FEBRUARY 22, 2005

Dr. Martin reported also that the Committee had approved long-term incentive grants to Executive Officers and recommended the grant of phantom stock with a value of $50,000 to Directors. After discussion of this recommendation, upon motion duly made and seconded, the Board of Directors unanimously adopted the following:

WHEREAS, the Board of Directors has reviewed and ratifies the determination of the Compensation Committee that it is in the best interest of the Corporation and its shareholders to provide its nonemployee directors with competitive compensation; and

WHEREAS, the Board of Directors has determined that the portion of Duke Energy Corporation (“Duke Energy”) nonemployee director compensation that is delivered in the form of an annual stock retainer of $50,000 should be delivered in the form of phantom stock with a grant date that is the same date on which long-term incentives are expected to be granted to executive officers; and

WHEREAS, long-term incentives are anticipated to be granted to executive officers on February 28, 2005; and

WHEREAS, the 1998 Long-Term Incentive Plan authorizes the Board of Directors to grant phantom stock to nonemployee members of the Board of Directors.

NOW, THEREFORE, BE IT RESOLVED, That long-term incentive awards in the form of phantom stock units under the terms set forth in the 1998 Long-Term Incentive Plan are hereby authorized for each nonemployee director of the

Corporation, subject to the terms and conditions as set forth below:

Date of Award:	February 28, 2005, or if different, the date on which long-term incentives are granted to Duke Energy executive officers

Award value/number of units:	$50,000 value awarded as phantom stock units (number of units will be calculated based on definition of “fair market value” in 1998 Long-Term Incentive Plan)

Vesting:	Units will vest ratably over five-years or, if earlier, upon (1) termination of service after attaining age 70; (2) termination of service after attaining age 62 with at least ten years of service; (3) termination of service due to death or disability or (4) upon a change in control while serving as director

FURTHER RESOLVED, That the appropriate officers of the Corporation are hereby authorized to execute phantom stock unit agreements, as well as any and all other instruments, reports and records convenient or proper to place the foregoing phantom stock units in effect.

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